EXHIBIT 99

FOR RELEASE 4:00 p.m. July 27, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

SECOND QUARTER NET INCOME OF $918,000;

UP 93% OVER FIRST QUARTER OF 2007;

ANNOUNCES PLANS FOR NEW BRANCH

ROANOKE, VIRGINIA. July 27, 2007 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results and plans for a new branch.

For the three months ended June 30, 2007, Valley Financial reported net income of $918,000 compared with $475,000 for the first quarter of 2007, a 93% increase. Diluted earnings per share were $0.22 in the second quarter of 2007 compared to $0.11 in the first quarter, an increase of 100%. Valley Financial’s second quarter net income produced returns on average assets and average shareholders’ equity of 0.64% and 10.55%, respectively, compared to returns of 0.33% and 5.58% for the first quarter of 2007.

Total assets as of June 30, 2007 amounted to $585 Million, while total loans, the largest component of the Company’s assets, amounted to $482 Million as of June 30, 2007. Total deposits as of this quarter-end amounted to $416 Million and total shareholders’ equity as of June 30, 2007 was $34.3 Million.

Compared to the second quarter of 2006, Valley Financial’s net income of $918,000 for the three months ended June 30, 2007 represented a 12% decline from the $1,040,000 reported for the same three months of 2006. Diluted earnings per share were $0.22 in 2007 compared to $0.25 in 2006, again a decrease of 12%.

On a year-to-date basis, Valley Financial reported net income of $1,393,000 compared with $1,740,000 for the same six months of 2006, a 20% decline. Diluted earnings per share were $0.33 in 2007 compared to $0.41 in 2006, again a decrease of 20%. Year-to-date comparisons to 2006 are adversely affected as a result of the comparatively poor first quarter performance the Company experienced in 2007 due the increased loan loss reserves previously mentioned.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “We are very pleased to report such strong results for the second quarter of 2007 despite the continued pressure on the net interest margin due to the flat yield curve and the intense competition for deposits. The net interest margin for the second quarter of 2007 was 2.85%, down just 1 basis point compared to the 2.86% for the first quarter of 2007, providing very hopeful encouragement that we have reached a bottoming out on the net interest margin.” Gutshall further stated “The new money market product the Company introduced in the second quarter of 2006 that has an interest rate tied directly to the Wall Street Journal Prime Rate has continued to experience a strong reception by both individuals and businesses in our market place. As of June 30, 2007, this new product offering had amassed over $67 Million in deposit balances, providing not only substantial deposit growth to fund our asset growth, but expense savings, as well.”

The Company’s credit quality ratios as of June 30, 2007 did show improvement as the non-performing asset ratio declined to 1.48% from 1.56% at December 31, 2006. Gutshall added “We believe that substantial progress has been made to resolve the Company’s previously disclosed problem loan issues, however, problem loan workouts often take considerable time to resolve. The provision for loan losses in the second quarter of 2007 amounted to $122,000 compared to $720,000 reserved in the first quarter of this year. While we presently believe any potential loss exposure has been fully reserved and the remaining balance is secured by customer assets pledged as collateral, it is obviously a situation that can change which we are constantly monitoring.” As of June 30, 2007, the Company had 0.00% loans that were 90 or more days past due compared to 0.13% of total loans as of December 31, 2006.

Regarding the Company’s stated drive to return to its decade-long, pristine credit quality standards, Gutshall added “We have made significant changes to the Company’s credit processes and have instilled a much more disciplined credit environment. These changes, however, will not effect or alter the superior levels of customer service our customers have come to expect from Valley Bank. During the past 12 years, the Company has extended loans to businesses and individuals here in the Roanoke Valley amounting to nearly $1 Billion and we consider it our mission to be one of the leading catalysts for the growth and vitality of this region.”

The Company also announced its plans to construct a new branch office at the corner of Crystal Spring Avenue and McClanahan Street in the South Roanoke neighborhood of Roanoke City. Construction is scheduled to commence in October of this year with a planned opening sometime during the first quarter of 2008.

Additionally, the Company announced that it has completed the implementation of its check image technology initiative that enables the remote capture of check images at its branch locations. This technology upgrade allows the Company to extend the customer service day to 6:00 p.m. each day at all branch locations.

And finally, the Company announced that it has also completed the development of a greatly enhanced new Internet website at www.myvalleybank.com.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2007	December 31 2006	June 30 2006
Total assets	$584,916	$591,936	$539,250
Total loans	482,188	471,052	449,339
Investments	73,335	73,617	60,689
Deposits	416,345	441,489	394,710
Borrowed funds	127,845	111,131	108,039
Stockholders’ equity	34,325	33,401	31,744
Non-performing assets to total assets	1.48%	1.56%	1.46%
Loans past due more than 90 days to total loans	0.00%	0.13%	0.04%
Allowance for loan losses to total loans	1.26%	1.20%	1.08%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.42	$8.20	$7.99

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
Interest income	$9,655	$8,436	$19,234	$16,267
Interest expense	5,812	4,505	11,549	8,539
Net interest income	3,843	3,931	7,685	7,728
Provision for loan losses	122	119	842	706
Net interest income after provision for loan losses	3,721	3,812	6,843	7,022
Noninterest income	569	526	1,200	982
Noninterest expense	3,540	2,852	6,682	5,573
Net income before taxes	750	1,486	1,361	2,431
Provision for income taxes	(168)	446	(32)	691
Net income	$918	$1,040	$1,393	$1,740
Basic net income per share	$0.22	$0.25	$0.34	$0.43
Diluted net income per share	$0.22	$0.25	$0.33	$0.41
Return on average total assets	0.64%	0.80%	0.48%	0.68%
Return on average total equity	10.55%	12.77%	8.10%	10.85%
Yield on earning assets (TEY)	7.09%	6.88%	7.08%	6.79%
Cost of funds	4.34%	3.70%	4.32%	3.59%
Net interest margin (TEY)	2.85%	3.24%	2.86%	3.26%
Overhead efficiency ratio	68.37%	62.07%	68.29%	62.08%
Net charge-offs/average loans	0.09%	0.00%	0.09%	0.00%